Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Veritex Holdings, Inc. Registration Statement on Form S-8 of our report dated March 15, 2018, relating to the consolidated financial statements of Green Bancorp, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Green Bancorp, Inc. for the year ended December 31, 2017, which was filed with the SEC on March 15, 2018 (File No. 001-36580), and incorporated by reference in the Veritex Holdings, Inc. Current Report on Form 8-K filed on October 12, 2018.
/s/ Deloitte & Touche LLP
Houston, Texas
January 3, 2019